Execution Version

AMENDMENT

TO

TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of October 1, 2024 (“Effective Date”), by and between The 2023 ETF Series Trust (the “Trust”), on behalf of each series listed on Appendix A attached hereto (each, a “Fund” and collectively, the “Funds”) and THE BANK OF NEW YORK MELLON (the “Bank”).

BACKGROUND

A.	The Bank and the Trust are parties to a Transfer Agency and Service Agreement dated as of July 27, 2023, as amended (the “Agreement”), relating to the Bank’s provision of services to the Trust and each of its series listed on Appendix A to the Agreement, as such Appendix A may be amended from time to time (each a “Fund”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS

The parties hereby agree that:

1.	Appendix A to the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the meanings given to them in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

b.	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

c.	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

d.	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

e.	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

Execution Version

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

The 2023 ETF Series Trust
On behalf of each of its Funds identified on Appendix A attached hereto

By:	/s/ Michael Minella
Name:	Michael Minella
Title:	Principal Financial Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Allison M. Gardner
Name:	Allison M. Gardner
Title:	Senior Vice President

Execution Version

Appendix A

(Amended and Restated as of October 1, 2024)

Fund Name	Effective Date	Tax Identification
Eagle Capital Select Equity ETF	July 27, 2023	93-1777601
Brandes U.S. Small-Mid Cap Value ETF	July 27, 2023	93-1866302
Brandes U.S. Value ETF	July 27, 2023	93-1810583
Brandes International ETF	July 27, 2023	93-1841334
Atlas America Fund	October 1, 2024	99-4267460